Michael Wellesley-Wesley President and Chief Executive Officer (631) 845-2000	Jerry Kieliszak Senior Vice President and Chief Financial Officer (631) 845-2011

CHYRON REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER

AND NINE MONTHS OF 2009

MELVILLE, N.Y., November 5, 2009 - Chyron (NASDAQ: CHYR), a leading provider of Graphics as a Service for on air, online, out of home, and mobile applications, today announced its financial results for the third quarter and nine months ended September 30, 2009.

For the third quarter ended September 30, 2009, revenues were $6.4 million, a decrease of 31% from revenues of $9.3 million in the third quarter of 2008. Operating loss for the quarter was $1.1 million as compared to operating income of $0.7 million for the third quarter of 2008. Net loss for the quarter was $0.8 million, or $0.05 per share, basic and diluted, as compared to net income of $16.7 million, or $1.07 basic and $1.00 diluted earnings per share, for the third quarter of 2008. Net income for the third quarter of 2008 included a non-recurring income tax benefit of $16.4 million, or $1.05 per basic share and $0.98 per diluted share, from the reversal of a portion of the Company's valuation allowance for deferred tax assets. Adjusted EBITDA was a loss of $0.5 million for the third quarter of 2009 as compared to a gain of $1.1 million in 2008's third quarter. The Company defines Adjusted EBITDA as GAAP net income (loss) plus interest, income tax expense or benefit, depreciation, amortization and non-cash stock option expense. An explanation of management's use of this measure of results and a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure of net income (loss) is set forth at the end of this press release.

For the nine months ended September 30, 2009, revenues were $18.4 million, a decrease of 34% from revenues of $27.7 million in the prior year period. Operating loss for the nine months ended September 30, 2009 was $3.6 million as compared to operating income of $2.0 million for the first nine months of 2008. Net loss for the nine months ended September 30, 2009 was $2.8 million, or $0.18 per share, basic and diluted, as compared to net income of $18.1 million, or $1.16 basic and $1.08 diluted earnings per share, for the first nine months of 2008. Net income for the nine months ended September 30, 2008 included a non-recurring income tax benefit of $16.9 million, or $1.08 basic and $1.01 diluted earnings per share, from the reversal of a portion of the Company's valuation allowance for deferred tax assets. Adjusted EBITDA for the nine months ended September 30, 2009 was a loss of $1.7 million as compared to a gain of $3.5 million for the comparable 2008 period.

Michael Wellesley-Wesley, Chyron President and CEO, commented, "Our third quarter results reflect the continuing effects of the global recession and slump in ad spending and the resulting effects on broadcasters' capital spending plans. Third quarter revenues were in line with the experience of the previous nine months. Many of our broadcast customers have curtailed their capital equipment spending and have deferred or cancelled planned upgrade programs. We have adjusted to this new reality by reducing headcount and cutting salaries while continuing to push forward our product development as aggressively as possible. In the third quarter our investment in R&D amounted to 29% of revenue. We continue to view this period as an opportunity to build a strong foundation for future growth."

Mr. Wellesley-Wesley concluded, "Not all is gloom and doom, however. Our AXIS on demand hosted content creation services continue to generate widespread interest and are gaining real traction. Today we have five of the top twenty TV station groups as AXIS customers and I confidently expect other major TV station groups to join Fox, Scripps, Sinclair, Post Newsweek and Gannett as AXIS customers in 2010. We believe we are the leading Cloud Service Provider in the media content creation space. The low-cost variable business model of AXIS is an appealing alternative to our broadcast customers' current high fixed cost business model for graphics creation. AXIS delivers significant cost savings with no apparent diminution of quality or quantity of graphics produced. We are also seeing early signs of increasing demand for our broadcast systems and I expect our fourth quarter revenue to reflect this improvement. We believe that year-over-year comparisons should show improvement from this point forward."

Conference Call and Webcast: Third Quarter Financial Results:

Chyron Corporation management will host a conference call on Thursday, November 5, 2009, at 10:00 A.M. eastern time, to review the third quarter results. Participants using the telephone should dial (888) 680-0860 (U.S. and Canada) or (617) 213-4852 (International) and refer to passcode 88797349. Web participants are encouraged to go to either www.chyron.com or www.earnings.com at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The replay numbers and passcode are (888) 286-8010 (U.S. and Canada) or (617) 801-6888 (International) and refer to passcode 43541059. The online archives will be available on both sites shortly after the conclusion of the call. Each replay will continue for seven days, through November 12, 2009.

About Chyron

As the pioneer of Graphics as a Service for digital video media Chyron continues to define the world of digital and broadcast graphics with Web, Mobile, HD, 3D and newsroom integration solutions. Winner of numerous awards, including two Emmys, Chyron has proven itself as a leader in the industry with sophisticated graphics offerings that include Chyron's AXIS Graphics online content creation software, HD/SD switchable on-air graphics systems, clip servers, channel branding and telestration systems, graphic asset management and XMP integration solutions, and the award-winning WAPSTR mobile phone newsgathering application, as well as digital signage. For more information about Chyron products and services please visit the Company's websites at www.chyron.com, www.chytv.com and www.axisgraphics.tv (NASDAQ: CHYR).

Special Note Regarding Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to (i) the Company's view that this period presents an opportunity to build a strong foundation for future growth; (ii) the Company's observation of widespread interest and traction in its AXIS on demand hosted content creation system; (iii) the Company's expectation that additional major TV station groups will become AXIS customers in 2010; (iv) the Company's belief that it is the leading Cloud Service Provider in the media content creation space; (v) the low-cost variable business model that the Company believes AXIS offers and the cost savings that AXIS can deliver; (vi) the Company's observation of early signs of increasing demand for its broadcast systems and expected improvement in revenues in the fourth quarter of 2009; and (vii) the Company's expectation that year-over-year comparisons will improve in the fourth quarter of 2009 and beyond. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: current and future economic conditions that may adversely affect our business and customers; our revenues may fluctuate from period to period and therefore may fail to meet expectations, which could cause our stock price to decline; our ability to maintain adequate levels of working capital; our ability to successfully maintain the level of operating costs; our ability to obtain financing for our future needs should there be a need; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to integrate our AXIS online graphics creation solution into our product offerings and to generate profits from AXIS as quickly as expected; our ability to generate sales and profits from our workflow and asset management solutions and Mobile Suite products; rapid technological changes and new technologies that could render certain of our products to be obsolete; competitors with significantly greater financial resources; new product introductions by competitors; expansion into new markets; and, other factors discussed under the heading "Risk Factors" contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2008, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time. All information in this press release is as of the date of the release, and we undertake no duty to update this information unless required by law.

- Tables Follow -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net sales	$ 6,381	$ 9,305	$18,432	$27,652
Gross profit	4,374	6,508	12,572	19,648
Operating expenses:
Selling, general and administrative	3,603	4,146	10,629	12,756
Research and development	1,874	1,658	5,544	4,861
Total operating expenses	5,477	5,804	16,173	17,617
Operating (loss) income	(1,103)	704	(3,601)	2,031
Interest and other income (expense), net	(32)	(66)	(45)	11
(Loss) income before tax benefit	(1,135)	638	(3,646)	2,042
Income tax benefit	295	16,056	841	16,016
Net (loss) income	$ (840)	$16,694	$(2,805)	$18,058

Net (loss) income per common share -
Basic	$(0.05)	$1.07	$(0.18)	$1.16
Diluted	$(0.05)	$1.00	$(0.18)	$1.08

Weighted average number of common and
common equivalent shares outstanding:
Basic	15,788	15,641	15,736	15,566
Diluted	15,788	16,713	15,736	16,644

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30,	December 31,
	2009	2008
Assets:
Cash and cash equivalents	$ 3,971	$ 5,322
Accounts receivable, net	3,866	3,199
Inventories, net	2,547	2,853
Deferred taxes	2,524	2,669
Other current assets	1,106	923
Total current assets	14,014	14,966
Deferred taxes	18,010	17,001
Goodwill and intangible assets, net	2,985	3,086
Other non-current assets	2,442	1,360
Total assets	$37,451	$36,413

Liabilities and shareholders' equity:
Current liabilities	$ 5,888	$ 4,699
Non-current liabilities	3,608	2,380
Total liabilities	9,496	7,079

Shareholders' equity	27,955	29,334
Total liabilities and shareholders' equity	$37,451	$36,413

The Company defines Adjusted EBITDA as GAAP net income (loss) plus net interest, income tax expense or benefit, depreciation, amortization and non-cash stock option expense. These results are provided as a complement to results provided in accordance with GAAP because management believes this non-GAAP financial measure is a good indication of the Company's ability to generate cash that is or will be used in the business. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered a substitute for net income (loss) as a measure of performance.

RECONCILIATION OF ADJUSTED EBITDA TO NET (LOSS) INCOME (Unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net (loss) income	$ (840)	$16,694	$(2,805)	$ 18,058
Interest, net	23	13	37	21
Income taxes	(295)	(16,056)	(841)	(16,016)
Depreciation	227	243	621	597
Amortization	34	39	101	115
EBITDA	$ (851)	$ 933	$(2,887)	$ 2,775
Stock Option Expense	383	172	1,196	725
Adjusted EBITDA	$ (468)	$ 1,105	$(1,691)	$ 3,500